Exhibit 99.1

BioDelivery Sciences Announces Agreement with CVS/Caremark for

BELBUCA® and BUNAVAIL® Through 2020

RALEIGH, NC – June 21, 2017 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that it has signed an agreement with CVS/Caremark extending access to both BELBUCA® (buprenorphine) buccal film (CIII) and BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) through 2020. The agreement is important as CVS/Caremark represents a significant portion of the covered lives in the United States.

BDSI reacquired BELBUCA from Endo Pharmaceuticals in January 2017 and subsequently relaunched the product. Prescription sales for BELBUCA reached their highest point in May 2017 since the product was launched by Endo in early 2016 and continues to grow in June. Weekly sales for BELBUCA for the week ending June 9, 2017 (1,657 prescriptions) exceeded the previous peak from December 2016 for the first time according to data from Symphony Health.

“We are pleased with the momentum we are beginning to see with BELBUCA as well as the execution of new managed care contracts, such as the CVS/Caremark agreement which goes through 2020,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We have seen an overall increase in BELBUCA sales since relaunching the product, and for the first time, we recently exceeded both monthly and weekly sales levels achieved by Endo, suggesting that our current strategy, although early in the process, appears to be working as planned. Furthermore, we believe the continued focus on responsible use of opioids and actions taken by FDA in this regard bode well for BELBUCA’s growth prospects.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on the utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet: www.bdsi.com

Facebook: Facebook.com/BioDeliverySI

Twitter: @BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and BELBUCA® (buprenorphine) buccal film (CIII) are marketed in the U.S. by BioDelivery Sciences. ONSOLIS® (fentanyl buccal soluble film) (CII) is licensed in the U.S. to Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com and for full prescribing and safety information on BUNAVAIL, please visit www.bunavail.com.

Cautionary Note on Forward-Looking Statements

This press release any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the actual impact on the Company’s sales as a result of the managed care contract described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS®, BUNAVAIL® and BELBUCA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences, BUNAVAIL and BELBUCA logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and tradenames are owned by their respective owners.

© 2017 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com